                           HUNTERS GLEN APARTMENTS VI
                             1109 HUNTER GLEN DRIVE
                             PLAINSBORO, NEW JERSEY

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF JUNE 3, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 16, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei,Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:     HUNTERS GLEN APARTMENTS VI
        1109 HUNTER GLEN DRIVE
        PLAINSBORO, MIDDLESEX COUNTY, NEW JERSEY

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 328 units with a total of 235,480 square feet of rentable area. The improvements were built in 1977. The improvements are situated on 20.056 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 3, 2003 is:

                                 ($27,000,000)

                        Respectfully submitted,
                        AMERICAN APPRAISAL ASSOCIATES, INC.

                        -s- Brian Johnson
                        -----------------
July 16, 2003           Brian Johnson, MAI
#053272                 Managing Principal, Real Estate Group
                        New Jersey State Certified General Real Estate Appraiser
                            #42RG00158300

Report By:
Marilyn Davis
New Jersey State Certified General Real Estate
Appraiser #42RG00149300

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                               TABLE OF CONTENTS
Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                   VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Hunters Glen Apartments VI
LOCATION:                       1109 Hunter Glen Drive
                                Plainsboro, New Jersey

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple

DATE OF VALUE:                  June 3, 2003
DATE OF REPORT:                 July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                         20.056 acres, or 873,639 square feet
  Assessor Parcel No.:          Block 10, Lot 45
  Floodplain:                   Community Panel No. 340275-0004B (June 19, 1985)
                                Flood Zone C, an area outside the floodplain.
  Zoning:                       PCD (Planned Unit Development)

BUILDING:
      No. of Units:             328 Units
      Total NRA:                235,480 Square Feet
      Average Unit Size:        718 Square Feet
      Apartment Density:        16.4 units per acre
      Year Built:               1977

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                          Square    --------------------     Monthly      Annual
   Unit Type               Feet     Per Unit      Per SF     Income       Income
   ---------              ------    --------      ------    ---------   ----------
1 Bedroom, 1 Bath          675      $    853      $1.26     $ 225,192   $2,702,304
2 Bedroom, 1 Bath          855      $  1,154      $1.35     $  36,928   $  443,136
2 Bedroom, 1.5 Bath        935      $  1,239      $1.33     $  39,648   $  475,776
                                                  -----     ---------   ----------
                                                  Total     $ 301,768   $3,621,216
                                                  =====     =========   ==========

OCCUPANCY:                                     90%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 24 Years
REMAINING ECONOMIC LIFE:                       21 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                              SUBJECT PHOTOGRAPHS

             [PICTURE]                                    [PICTURE]

             EXTERIOR                                     POOL AREA

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                               NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                       Hold for future multi-family development
  As Improved:                     Continuation as its current use

METHOD OF VALUATION:               In this instance, the Sales Comparison
                                   and Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                                    Amount              $/Unit
        ---------------------                                    ------              ------
Potential Rental Income                                    $3,621,216             $11,040
Effective Gross Income                                     $3,705,835             $11,298
Operating Expenses                                         $1,481,220             $4,516            40.0% of EGI
Net Operating Income:                                      $2,142,615             $6,532

Capitalization Rate                                        8.00%
DIRECT CAPITALIZATION VALUE                                $26,700,000 *          $81,402 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      7%
Stabilized Vacancy & Collection Loss:                      5%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                              9.00%
Discount Rate                                              11.00%
Selling Costs                                              2.00%
Growth Rates:
        Income                                             3.00%
        Expenses:                                          3.00%
DISCOUNTED CASH FLOW VALUE                                 $26,000,000 *          $79,268 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $26,500,000            $80,793 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
        Range of Sales $/Unit (Unadjusted)                 $47,000 to $100,000
        Range of Sales $/Unit (Adjusted)                   $73,853 to $93,500
VALUE INDICATION - PRICE PER UNIT                          $27,200,000 *          $82,927 / UNIT

EGIM ANALYSIS
        Range of EGIMs from Improved Sales                 5.96 to 8.13
        Selected EGIM for Subject                          7.50
        Subject's Projected EGI                            $3,705,835
EGIM ANALYSIS CONCLUSION                                   $27,700,000 *          $84,451 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $27,200,000 *          $82,927 / UNIT

RECONCILED SALES COMPARISON VALUE                          $27,500,000            $83,841 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $27,200,000
   NOI Per Unit                                            $27,200,000
   EGIM Multiplier                                         $27,700,000
INDICATED VALUE BY SALES COMPARISON                        $27,500,000            $83,841 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $26,700,000
   Discounted Cash Flow Method:                            $26,000,000
INDICATED VALUE BY THE INCOME APPROACH                     $26,500,000            $80,793 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $27,000,000            $82,317 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1109 Hunter Glen Drive, Plainsboro, Middlesex County, New Jersey. Plainsboro identifies it as Block 10, Lot 45.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Marilyn Davis on June 3, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Marilyn Davis performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Marilyn Davis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 3, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
     MARKETING PERIOD:          6 to 12 months
     EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in AP XII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Plainsboro, New Jersey. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Scotts Corner Road
West  - Scudders Mill Road
South - Plainsboro Road
North - Dey Road

MAJOR EMPLOYERS

Major employers in the subject's area include Merrill Lynch, Bristol Meyers Squibb, Prince University, Reliance Insurance, Dow Jones, and Wyeth Laboratories. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                           NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                   ------------------------------------------
        CATEGORY                   1-Mi. RADIUS  3-Mi. RADIUS    5-Mi. RADIUS     MSA
        --------                   ------------  ------------    ------------     ---
POPULATION TRENDS
Current Population                     14,249         28,051         96,125      354,382
5-Year Population                      16,166         31,856        105,879      364,732
% Change CY-5Y                           13.5%          13.6%          10.1%         2.9%
Annual Change CY-5Y                       2.7%           2.7%           2.0%         0.6%

HOUSEHOLDS
Current Households                      6,276         10,794         36,679      127,431
5-Year Projected Households             6,890         11,945         39,988      131,868
% Change CY - 5Y                          9.8%          10.7%           9.0%         3.5%
Annual Change CY-5Y                       2.0%           2.1%           1.8%         0.7%

INCOME TRENDS
Median Household Income             $  84,130     $  101,353      $  98,220     $ 67,593
Per Capita Income                   $  37,901     $   42,405      $  41,421     $ 28,503
Average Household Income            $  85,576     $  108,439      $ 108,900     $ 79,264

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                   AREA
                                   ------------------------------------------
        CATEGORY                   1-Mi. RADIUS  3-Mi. RADIUS    5-Mi. RADIUS     MSA
        --------                   ------------  ------------    ------------     ---
HOUSING TRENDS
% of Households Renting               59.47%        43.13%          34.95%       31.03%
5-Year Projected % Renting            57.66%        41.31%          34.28%       30.90%

% of Households Owning                28.47%        48.18%          58.81%       63.32%
5-Year Projected % Owning             31.31%        50.78%          59.91%       63.68%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential and commercial
South - Residential and park land
East  - Residential
West  - Residential and golf course

CONCLUSIONS

The subject is well located within the city of Plainsboro. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                 MARKET ANALYSIS

The subject property is located in the city of Plainsboro in Middlesex County. The overall pace of development in the subject's market is more or less decreasing. There has been no new apartment development within the subject community. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period              Region        Submarket
------              ------        ---------
 1999                N/A            1.6%
 2000                N/A            1.3%
 2001                N/A            1.1%
 2002                N/A            3.3%
 4Q02                2.9%           4.2%
 1Q03                3.2%           4.6%

REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. While vacancy rates for both the region and the submarket overall have increased, they still remain less than 5% or at stabilized levels. The submarket has been between .5% to 1% above the region, but both markets outperform the nation as a whole.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period    Region     % Change     Submarket      % Change
-----     ------     --------     ---------      --------
 1999      N/A            -        $   914            -
 2000      N/A          N/A        $ 1,002          9.6%
 2001      N/A          N/A        $ 1,075          7.3%
 2002      N/A          N/A        $ 1,059         -1.5%
 1Q03      N/A          N/A        $ 1,079          1.9%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                        COMPETITIVE PROPERTIES
-----------------------------------------------------------------------------------------------------------------------
  No.                 Property Name             Units       Ocpy.     Year Built            Proximity to subject
  ---                 -------------             -----       -----     ----------            --------------------
R-1             Ravens Crest                      704        96%         1985           Within 1 mile of the subject
R-2             Quail Ridge                     1,032        95%         1981           Within 1.5 miles of the subject
R-3             Pheasant Hollow                   440        97%         1981           Within 2 miles of the subject
Subject         Hunters Glen Apartments VI        328        90%         1977

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   20.056 acres, or 873,639 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
       Community Panel        340275-0004B, dated June 19, 1985
       Flood Zone             Zone C
  Zoning                      PCD, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                            ASSESSED VALUE - 2002
                               ----------------------------------------------       TAX RATE /        PROPERTY
  PARCEL NUMBER                   LAND           BUILDING            TOTAL          MILL RATE          TAXES
  -------------                ----------       -----------       -----------       ----------        --------
Block 10, Lot 45               $3,708,000       $12,528,000       $16,236,000        0.02673         $ 433,988

IMPROVEMENT ANALYSIS
  Year Built                          1977
  Number of Units                     328
  Net Rentable Area                   235,480 Square Feet
  Construction:
    Foundation                        Reinforced concrete slab
    Frame                             Heavy or light wood
    Exterior Walls                    Wood or vinyl siding
    Roof                              Shingles over a wood truss structure
  Project Amenities                   Amenities at the subject include a
                                      swimming pool, volleyball court, tennis
                                      court, jogging track, gym room, golf
                                      course, meeting hall, laundry room, and
                                      parking area.
  Unit Amenities                      Individual unit amenities include a
                                      balcony, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

Unit Mix:

                                                 Unit Area
    Unit Type            Number of Units         (Sq. Ft.)
    ---------            ---------------         ---------
1 Bedroom, 1 Bath             264                   675
2 Bedroom, 1 Bath              32                   855
2 Bedroom, 1.5 Bath            32                   935

Overall Condition                       Good
Effective Age                           24 years
Economic Life                           45 years
Remaining Economic Life                 21 years
Deferred Maintenance                    None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1977 and consist of a 328-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                       COMPARABLE                  COMPARABLE
         DESCRIPTION                        SUBJECT                       I - 1                       I - 2
         -----------                        -------                    ----------                  ----------
  Property Name                   Hunters Glen Apartments VI     Hillcrest Apartments       Tenby Chase Apartments

LOCATION:
  Address                         1109 Hunter Glen Drive         617 Hilltop Drive          193 Tenby Chase Drive

  City, State                     Plainsboro, New Jersey         Bordentown, New Jersey     Delran, New Jersey
  County                          Middlesex                      Burlington                 Burlington
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          235,480                        92,722                     520,000
  Year Built                      1977                           N/A                        1975
  Number of Units                 328                            100                        327
  Unit Mix:                              Type             Total         Type        Total             Type        Total
                                  1 Bedroom, 1 Bath        264   1 Bedroom, 1 Bath   68     1 Bedroom, 1 Bath      100
                                  2 Bedroom, 1 Bath         32   2 Bedroom, 1 Bath   32     2 Bedroom, 2.5 Bath     97
                                  2 Bedroom, 1.5 Bath       32                              2 Bedroom, 1 Bath      130

  Average Unit Size (SF)          718                            927                        1,590
  Land Area (Acre)                20.0560                        8.8000                     21.2500
  Density (Units/Acre)            16.4                           11.4                       15.4
  Parking Ratio (Spaces/Unit)     0.00                           1.30                       1.07
  Parking Type (Gr., Cov., etc.)  Open                           Open                       Open
CONDITION:                        Good                           Average                    Good
APPEAL:                           Good                           Average                    Good
AMENITIES:
  Pool/Spa                        Yes/No                         No/No                      Yes/No
  Gym Room                        Yes                            No                         No
  Laundry Room                    Yes                            Yes                        Yes
  Secured Parking                 No                             No                         No
  Sport Courts                    Yes                            No                         Yes

OCCUPANCY:                        90%                            95%                        98%
TRANSACTION DATA:
  Sale Date                                                      June, 2002                 June, 2001
  Sale Price ($)                                                 $4,700,000                 $20,000,000
  Grantor                                                        Bordentown Associates LLC  Mac Cali Realty Group

  Grantee                                                        Bordentov Associates LLC   Pantzer Properties, Inc.

  Sale Documentation                                             Book 5973/Page 0868        Book 5875/Page 0993
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $  $/Unit  $/SF       Total $    $/Unit    $/SF
-----------------------------------------------------------------------------------------------------------------------
  Potential Gross Income                                         $829,872  $8,299  $8.95    $2,928,258   $8,955   $5.63
  Vacancy/Credit Loss                                            $ 41,494  $  415  $0.45    $   58,565   $  179   $0.11
                                                                 ------------------------------------------------------
  Effective Gross Income                                         $788,378  $7,884  $8.50    $2,869,693   $8,776   $5.52
  Operating Expenses                                             $230,000  $2,300  $2.48    $1,469,693   $4,494   $2.83
                                                                 ------------------------------------------------------
  Net Operating Income                                           $558,378  $5,584  $6.02    $1,400,000   $4,281   $2.69
-----------------------------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                                                     $47,000                          $61,162
  PRICE PER SQUARE FOOT                                              $ 50.69                          $ 38.46
  EXPENSE RATIO                                                         29.2%                            51.2%
  EGIM                                                                  5.96                             6.97
  OVERALL CAP RATE                                                     11.88%                            7.00%
  Cap Rate based on Pro Forma or Actual Income?                      PRO FORMA                       PRO FORMA

                                                                        COMPARABLE                    COMPARABLE
         DESCRIPTION                                                       I - 3                         I - 4
         -----------                                                    ----------                    ----------
  Property Name                                                Tanglewood Terrace Apartments  Steward's Crossing

LOCATION:
  Address                                                      42 Lenox Court                 100 Steward's Crossing Way

  City, State                                                  Piscataway, New Jersey         Lawrence Township, NJ
  County                                                       Middlesex                      Mercer
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                                       170,714                        183,000
  Year Built                                                   1970                           1990
  Number of Units                                              214                            240
  Unit Mix:                                                           Type        Total              Type          Total
                                                               1 Bedroom, 1 Bath   142        1 Bedroom, 1 Bath     184
                                                               2 Bedroom, 1 Bath    24        2 Bedroom, 2 Bath      56
                                                               2 Bedroom, 2 Bath    24

  Average Unit Size (SF)                                       798                            763
  Land Area (Acre)                                             13.5000                        22.1800
  Density (Units/Acre)                                         15.9                           10.8
  Parking Ratio (Spaces/Unit)                                  1.63                           1.70
  Parking Type (Gr., Cov., etc.)                               Covered and Open               Open
CONDITION:                                                     Good                           Very Good
APPEAL:                                                        Good                           Very Good
AMENITIES:
  Pool/Spa                                                     Yes/No                         Yes/No
  Gym Room                                                     No                             Yes
  Laundry Room                                                 Yes                            Yes
  Secured Parking                                              No                             No
  Sport Courts                                                 No                             Yes

OCCUPANCY:                                                     100%                           95%
TRANSACTION DATA:
  Sale Date                                                    May, 2001                      January, 2001
  Sale Price ($)                                               $14,155,000                    $24,000,000
  Grantor                                                      Ajax Associates, Inc.          Investcorp

  Grantee                                                      Tanglewood Terrace LLC         Lend Lease

  Sale Documentation                                           Book 4909/Page 0605            N/A
  Verification                                                 Andrew Jonas, Broker
  Telephone Number                                             732-750-3000
ESTIMATED PRO-FORMA:                                            Total $    $/Unit   $/SF   Total $     $/Unit    $/SF
-----------------------------------------------------------------------------------------------------------------------
  Potential Gross Income                                       $        0   $    0  $ 0.00
  Vacancy/Credit Loss                                          $        0   $    0  $ 0.00 $        0  $     0   $ 0.00
                                                               --------------------------------------------------------
  Effective Gross Income                                       $1,823,000   $8,519  $10.68 $2,953,846  $12,308   $16.14
  Operating Expenses                                           $  875,500   $4,091  $ 5.13 $  985,846  $ 4,108   $ 5.39
                                                               --------------------------------------------------------
  Net Operating Income                                         $  947,500   $4,428  $ 5.55 $1,920,000  $ 8,000   $10.49
-----------------------------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                                                         $66,145                      $100,000
  PRICE PER SQUARE FOOT                                                  $ 82.92                      $ 131.15
  EXPENSE RATIO                                                             48.0%                         33.4%
  EGIM                                                                      7.76                          8.13
  OVERALL CAP RATE                                                          6.69%                         8.00%
  Cap Rate based on Pro Forma or Actual Income?                         PRO FORMA                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                               IMPROVED SALES MAP
                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $47,000 to $100,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $73,853 to $93,500 per unit with a mean or average adjusted price of $82,789 per unit. The median adjusted price is $81,902 per unit. Based on the following analysis, we have concluded to a value of $83,000 per unit, which results in an "as is" value of $27,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

SALES ADJUSTMENT GRID

                                                                        COMPARABLE               COMPARABLE
             DESCRIPTION                       SUBJECT                    I - 1                     I - 2
----------------------------------------------------------------------------------------------------------------
 Property Name                       Hunters Glen Apartments VI  Hillcrest Apartments     Tenby Chase Apartments
 Address                             1109 Hunter Glen Drive      617 Hilltop Drive        193 Tenby Chase Drive
 City                                Plainsboro, New Jersey      Bordentown, New Jersey   Delran, New Jersey
 Sale Date                                                       June, 2002               June, 2001
 Sale Price ($)                                                  $4,700,000               $20,000,000
 Net Rentable Area (SF)              235,480                     92,722                   520,000
 Number of Units                     328                         100                      327
 Price Per Unit                                                  $47,000                  $61,162
 Year Built                          1977                        N/A                      1975
 Land Area (Acre)                    20.0560                     8.8000                   21.2500
VALUE ADJUSTMENTS                            DESCRIPTION           DESCRIPTION      ADJ.    DESCRIPTION     ADJ.
 Property Rights Conveyed            Fee Simple Estate           Fee Simple Estate   0%   Fee Simple Estate   0%
 Financing                                                       Cash To Seller      0%   Cash To Seller      0%
 Conditions of Sale                                              Arm's Length        0%   Arm's Length        0%
 Date of Sale (Time)                                             06-2002             5%   06-2001             5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                     $  49,350                $  64,220
 Location                                                        Inferior           10%   Inferior           20%
 Number of Units                     328                         100                -5%   327                 0%
 Quality / Appeal                    Good                        Inferior           20%   Comparable          0%
 Age / Condition                     1977                        N/A / Average      10%   1975 / Good         0%
 Occupancy at Sale                   90%                         95%                 0%   98%                 0%
 Amenities                           Good                        Inferior           25%   Inferior           10%
 Average Unit Size (SF)              718                         927                -5%   1,590             -15%
PHYSICAL ADJUSTMENT                                                                 55%                      15%
FINAL ADJUSTED VALUE ($/UNIT)                                           $  76,493                $  73,853

                                               COMPARABLE                  COMPARABLE
             DESCRIPTION                          I - 3                       I - 4
----------------------------------------------------------------------------------------------
 Property Name                       Tanglewood Terrace Apartments  Steward's Crossing
 Address                             42 Lenox Court                 100 Steward's Crossing Way
 City                                Piscataway, New Jersey         Lawrence Township, NJ
 Sale Date                           May, 2001                      January, 2001
 Sale Price ($)                      $14,155,000                    $24,000,000
 Net Rentable Area (SF)              170,714                        183,000
 Number of Units                     214                            240
 Price Per Unit                      $66,145                        $100,000
 Year Built                          1970                           1990
 Land Area (Acre)                    13.5000                        22.1800
VALUE ADJUSTMENTS                      DESCRIPTION         ADJ.       DESCRIPTION         ADJ.
 Property Rights Conveyed            Fee Simple Estate      0%      Fee Simple Estate      0%
 Financing                           Cash To Seller         0%      Cash To Seller         0%
 Conditions of Sale                  Arm's Length           0%      Arm's Length           0%
 Date of Sale (Time)                 05-2001               10%      01-2001               10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $  72,759                    $ 110,000
 Location                            Inferior               5%      Comparable             0%
 Number of Units                     214                  -10%      240                    0%
 Quality / Appeal                    Inferior              10%      Superior              -5%
 Age / Condition                     1970 / Good            0%      1990 / Very Good     -10%
 Occupancy at Sale                   100%                   0%      95%                    0%
 Amenities                           Inferior              15%      Comparable             0%
 Average Unit Size (SF)              798                    0%      763                    0%
PHYSICAL ADJUSTMENT                                        20%                           -15%
FINAL ADJUSTED VALUE ($/UNIT)                  $  87,311                    $  93,500

SUMMARY

VALUE RANGE (PER UNIT)                          $ 73,853        TO     $     93,500
MEAN (PER UNIT)                                 $ 82,789
MEDIAN (PER UNIT)                               $ 81,902
VALUE CONCLUSION (PER UNIT)                     $ 83,000

VALUE OF IMPROVEMENT & MAIN SITE                                       $ 27,224,000
 PV OF CONCESSIONS                                                    -$     68,000
VALUE INDICATED BY SALES COMPARISON APPROACH                           $ 27,156,000
ROUNDED                                                                $ 27,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                      NOI PER UNIT COMPARISON
---------------------------------------------------------------------------------------------------
COMPARABLE   NO. OF     SALE PRICE               NOI/        SUBJECT NOI    ADJUSTMENT   INDICATED
   NO.       UNITS      PRICE/UNIT    OAR      NOI/UNIT    SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------   ------    -----------   ------   ----------   --------------   ----------   ----------
  I-1         100      $ 4,700,000   11.88%   $  558,378   $    2,142,615      1.170     $   54,984
                       $    47,000            $    5,584   $        6,532
  I-2         327      $20,000,000    7.00%   $1,400,000   $    2,142,615      1.526     $   93,319
                       $    61,162            $    4,281   $        6,532
  I-3         214      $14,155,000    6.69%   $  947,500   $    2,142,615      1.475     $   97,589
                       $    66,145            $    4,428   $        6,532
  I-4         240      $24,000,000    8.00%   $1,920,000   $    2,142,615      0.817     $   81,655
                       $   100,000            $    8,000   $        6,532

                         PRICE/UNIT
------------------------------------------------------------
   Low                  High       Average           Median
$ 54,984              $ 97,589     $ 81,887         $ 87,487

          VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
---------------------------------------------------------------------
Estimated Price Per Unit                                $      83,000
Number of Units                                                   328

Value                                                   $  27,224,000
 PV of Concessions                                     -$      68,000
                                                       --------------
Value Based on NOI Analysis                             $  27,156,000
                             Rounded                    $  27,200,000

The adjusted sales indicate a range of value between $54,984 and $97,589 per unit, with an average of $81,887 per unit. Based on the subject's competitive position within the improved sales, a value of $83,000 per unit is estimated. This indicates an "as is" market value of $27,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                              EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
----------------------------------------------------------------------------------------------------
COMPARABLE   NO. OF   SALE PRICE       EFFECTIVE     OPERATING                  SUBJECT
   NO.       UNITS    PRICE/UNIT     GROSS INCOME     EXPENSE       OER      PROJECTED OER     EGIM
----------   ------   -----------    ------------   -----------    ------    -------------     ----
  I-1         100     $ 4,700,000    $    788,378   $   230,000    29.17%                      5.96
                      $    47,000
  I-2         327     $20,000,000    $  2,869,693   $ 1,469,693    51.21%                      6.97
                      $    61,162
                                                                                39.97%
  I-3         214     $14,155,000    $  1,823,000   $   875,500    48.03%                      7.76
                      $    66,145
  I-4         240     $24,000,000    $  2,953,846   $   985,846    33.37%                      8.13
                      $   100,000

                     EGIM
---------------------------------------------
 Low         High          Average     Median
 ---         ----          -------     ------
5.96         8.13           7.21        7.37

VALUE ANALYSIS BASED ON EGIM's OF COMPARABLE SALES
--------------------------------------------------
Estimate EGIM                                7.50
Subject EGI                          $  3,705,835

Value                                $ 27,793,764
   PV of Concessions               - $     68,000
                                     ------------
Value Based on EGIM Analysis         $ 27,725,764
                      Rounded        $ 27,700,000

              Value Per Unit         $     84,451

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 39.97% before reserves. The comparable sales indicate a range of expense ratios from 29.17% to 51.21%, while their EGIMs range from 5.96 to 8.13. Overall, we conclude to an EGIM of 7.50, which results in an "as is" value estimate in the EGIM Analysis of $27,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $27,500,000.

Price Per Unit                  $ 27,200,000
NOI Per Unit                    $ 27,200,000
EGIM Analysis                   $ 27,700,000

Sales Comparison Conclusion     $ 27,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                       SUMMARY OF ACTUAL AVERAGE RENTS
-----------------------------------------------------------------------------
                                               Average
                          Unit Area        -----------------
   Unit Type               (Sq. Ft.)       Per Unit    Per SF       %Occupied
   ---------              ----------       --------    ------       ---------
1 Bedroom, 1 Bath             675          $   845     $ 1.25         91.5%
2 Bedroom, 1 Bath             855          $ 1,124     $ 1.31         87.5%
2 Bedroom, 1.5 Bath           935          $ 1,155     $ 1.24         84.4%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                  RENT ANALYSIS

                                                                        COMPARABLE RENTS
                                                                -------------------------------
                                                                  R-1        R-2         R-3
                                                                -------   -----------  --------
                                                                 Ravens                Pheasant
                                                                 Crest    Quail Ridge   Hollow
                                                                -------   -----------  --------
                                            SUBJECT   SUBJECT        COMPARISON TO SUBJECT
                            SUBJECT UNIT     ACTUAL    ASKING   ------------------------------
     DESCRIPTION                TYPE         RENT      RENT     Similar     Similar    Similar    MIN      MAX     MEDIAN   AVERAGE
     -----------            ------------    -------   -------   -------     -------    -------    ---      ---     ------   --------
Monthly Rent               1 BEDROOM, 1     $   845             $ 1,073     $   950    $   899   $  899   $1,073   $  950   $   974
Unit Area (SF)             BATH                 675     675         724         647        640      640      724      647       670
Monthly Rent Per Sq. Ft.                    $  1.25             $  1.48     $  1.47    $  1.40   $ 1.40   $ 1.48   $ 1.47   $  1.45

Monthly Rent               2 BEDROOM, 1     $ 1,124             $ 1,295     $ 1,199    $ 1,149   $1,149   $1,295   $1,199   $ 1,214
Unit Area (SF)             BATH                 855     855         880         854        854      854      880      854       863
Monthly Rent Per Sq. Ft.                    $  1.31             $  1.47     $  1.40    $  1.35   $ 1.35   $ 1.47   $ 1.40   $  1.41

Monthly Rent               2 BEDROOM, 1.5   $ 1,155             $ 1,485     $ 1,299    $ 1,249   $1,249   $1,485   $1,299   $ 1,344
Unit Area (SF)             BATH                 935     935         946         911        911      911      946      911       923
Monthly Rent Per Sq. Ft.                    $  1.24             $  1.57     $  1.43    $  1.37   $ 1.37   $ 1.57   $ 1.43   $  1.46

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                              GROSS RENTAL INCOME PROJECTION
------------------------------------------------------------------------------------------
                                                     Market Rent
                                       Unit Area   ----------------   Monthly     Annual
    Unit Type        Number of Units   (Sq. Ft.)   Per Unit  Per SF    Income     Income
    ---------        ---------------   ---------   --------  ------   --------    ------
1 Bedroom, 1 Bath         264             675      $    853  $ 1.26   $225,192  $2,702,304
2 Bedroom, 1 Bath          32             855      $  1,154  $ 1.35   $ 36,928  $  443,136
2 Bedroom, 1.5 Bath        32             935      $  1,239  $ 1.33   $ 39,648  $  475,776
                                                                      --------  ----------
                                                             Total    $301,768  $3,621,216

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR    2000     FISCAL YEAR    2001     FISCAL YEAR    2002    FISCAL YEAR    2003
                          ----------------------  ----------------------  ---------------------  ---------------------
                                  ACTUAL                  ACTUAL                  ACTUAL           MANAGEMENT BUDGET
                          ----------------------  ----------------------  ---------------------  ---------------------
   DESCRIPTION               TOTAL     PER UNIT      TOTAL     PER UNIT      TOTAL     PER UNIT     TOTAL     PER UNIT
   -----------            ----------  ----------  -----------  ---------  -----------  --------  -----------  --------
Revenues
 Rental Income            $3,297,125  $   10,052  $ 3,691,827  $  11,256  $ 3,554,638  $ 10,837  $ 3,643,450  $ 11,108

 Vacancy                  $  109,467  $      334  $   228,341  $     696  $   199,215  $    607  $   174,000  $    530
 Credit Loss/Concessions  $    6,126  $       19  $    18,665  $      57  $    40,348  $    123  $    32,063  $     98
                          --------------------------------------------------------------------------------------------
  Subtotal                $  115,593  $      352  $   247,006  $     753  $   239,563  $    730  $   206,063  $    628

 Laundry Income           $   37,000  $      113  $    37,000  $     113  $    46,473  $    142  $    58,278  $    178
 Garage Revenue           $        0  $        0  $         0  $       0  $         0  $      0  $         0  $      0
 Other Misc. Revenue      $  200,433  $      611  $   146,665  $     447  $   274,357  $    836  $   285,786  $    871
                          --------------------------------------------------------------------------------------------
  Subtotal Other Income   $  237,433  $      724  $   183,665  $     560  $   320,830  $    978  $   344,064  $  1,049

                          --------------------------------------------------------------------------------------------
Effective Gross Income    $3,418,965  $   10,424  $ 3,628,486  $  11,062  $ 3,635,905  $ 11,085  $ 3,781,451  $ 11,529

Operating Expenses
 Taxes                    $  342,990  $    1,046  $   542,183  $   1,653  $   448,601  $  1,368  $   490,692  $  1,496
 Insurance                $   41,440  $      126  $    64,503  $     197  $    89,147  $    272  $   101,548  $    310
 Utilities                $  157,382  $      480  $   172,156  $     525  $   161,016  $    491  $   166,159  $    507
 Repair & Maintenance     $   98,699  $      301  $    70,102  $     214  $    90,057  $    275  $    56,686  $    173
 Cleaning                 $   66,907  $      204  $    44,271  $     135  $    55,286  $    169  $    62,580  $    191
 Landscaping              $   42,308  $      129  $    36,658  $     112  $    40,279  $    123  $    76,023  $    232
 Security                 $        0  $        0  $         0  $       0  $         0  $      0  $         0  $      0
 Marketing & Leasing      $   33,325  $      102  $    19,497  $      59  $    16,483  $     50  $    20,858  $     64
 General Administrative   $  226,545  $      691  $   225,582  $     688  $   166,787  $    508  $   197,711  $    603
 Management               $  171,710  $      524  $   183,218  $     559  $   182,318  $    556  $   189,073  $    576
 Miscellaneous            $   16,493  $       50  $    36,634  $     112  $    38,235  $    117  $     8,816  $     27
                          --------------------------------------------------------------------------------------------
Total Operating Expenses  $1,197,799  $    3,652  $ 1,394,804  $   4,252  $ 1,288,209  $  3,927  $ 1,370,146  $  4,177

 Reserves                 $        0  $        0  $         0  $       0  $         0  $      0  $         0  $      0
                          --------------------------------------------------------------------------------------------
Net Income                $2,221,166  $    6,772  $ 2,233,682  $   6,810  $ 2,347,696  $  7,158  $ 2,411,305  $  7,352
                          --------------------------------------------------------------------------------------------
                           ANNUALIZED    2003
                          --------------------
                               PROJECTION             AAA PROJECTION
                          --------------------  ---------------------------
   DESCRIPTION              TOTAL     PER UNIT    TOTAL     PER UNIT    %
   -----------            ----------  --------  ----------  --------  -----
Revenues
 Rental Income            $3,538,796  $ 10,789  $3,621,216  $ 11,040  100.0%

 Vacancy                  $  367,640  $  1,121  $  144,849  $    442    4.0%
 Credit Loss/Concessions  $  182,592  $    557  $   36,212  $    110    1.0%
                          -------------------------------------------------
  Subtotal                $  550,232  $  1,678  $  181,061  $    552    5.0%

 Laundry Income           $   30,844  $     94  $   49,200  $    150    1.4%
 Garage Revenue           $        0  $      0  $        0  $      0    0.0%
 Other Misc. Revenue      $  231,296  $    705  $  216,480  $    660    6.0%
                          -------------------------------------------------
  Subtotal Other Income   $  262,140  $    799  $  265,680  $    810    7.3%

                          -------------------------------------------------
Effective Gross Income    $3,250,704  $  9,911  $3,705,835  $ 11,298  100.0%

Operating Expenses
 Taxes                    $  448,600  $  1,368  $  447,064  $  1,363   12.1%
 Insurance                $  101,940  $    311  $  102,664  $    313    2.8%
 Utilities                $  242,412  $    739  $  229,600  $    700    6.2%
 Repair & Maintenance     $  168,216  $    513  $  147,600  $    450    4.0%
 Cleaning                 $   44,128  $    135  $   65,600  $    200    1.8%
 Landscaping              $   24,284  $     74  $   41,000  $    125    1.1%
 Security                 $        0  $      0  $        0  $      0    0.0%
 Marketing & Leasing      $   15,100  $     46  $   21,320  $     65    0.6%
 General Administrative   $  172,316  $    525  $  213,200  $    650    5.8%
 Management               $  163,352  $    498  $  185,292  $    565    5.0%
 Miscellaneous            $  123,788  $    377  $   27,880  $     85    0.8%
                          -------------------------------------------------
Total Operating Expenses  $1,504,136  $  4,586  $1,481,220  $  4,516   40.0%

 Reserves                 $        0  $      0  $   82,000  $    250    5.5%
                          -------------------------------------------------
Net Income                $1,746,568  $  5,325  $2,142,615  $  6,532   57.8%
                          -------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
           --------------------------------------------------
                 GOING-IN                        TERMINAL
           --------------------            ------------------
            LOW            HIGH             LOW         HIGH
           -----          -----            ----         ----
RANGE      6.00%          10.00%           7.00%       10.00%
AVERAGE            8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                     SUMMARY OF OVERALL
                    CAPITALIZATION RATES
------------------------------------------------------------
COMP. NO.       SALE DATE       OCCUP.  PRICE/UNIT      OAR
---------       ---------       ------  ----------     -----
  I-1            Jun-02          95%    $   47,000     11.88%
  I-2            Jun-01          98%    $   61,162      7.00%
  I-3            May-01         100%    $   66,145      6.69%
  I-4            Jan-01          95%    $  100,000      8.00%
  I-5            Jan-00           0%                     N/A
                                              High     11.88%
                                               Low      6.69%
                                           Average      8.39%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $26,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

DISCOUNTED CASH FLOW ANALYSIS

                                            HUNTERS GLEN APARTMENTS VI
                                            ---------------------------
                  YEAR                        APR-2004       APR-2005        APR-2006       APR-2007       APR-2008      APR-2009
               FISCAL YEAR                       1              2               3              4              5             6
               -----------                  ------------   ------------    ------------   ------------   ------------  ------------
REVENUE
        Base Rent                           $  3,621,216   $  3,729,852    $  3,841,748   $  3,957,000   $  4,075,711  $  4,197,982

        Vacancy                             $    144,849   $    149,194    $    153,670   $    158,280   $    163,028  $    167,919
        Credit Loss                         $     36,212   $     37,299    $     38,417   $     39,570   $     40,757  $     41,980
        Concessions                         $     45,920   $     22,960    $     11,152   $          0   $          0  $          0
                                            ---------------------------------------------------------------------------------------
          Subtotal                          $    226,981   $    209,453    $    203,239   $    197,850   $    203,786  $    209,899

        Laundry Income                      $     49,200   $     50,676    $     52,196   $     53,762   $     55,375  $     57,036
        Garage Revenue                      $          0   $          0    $          0   $          0   $          0  $          0
        Other Misc. Revenue                 $    216,480   $    222,974    $    229,664   $    236,554   $    243,650  $    250,960
                                            ---------------------------------------------------------------------------------------
            Subtotal Other Income           $    265,680   $    273,650    $    281,860   $    290,316   $    299,025  $    307,996

                                            ---------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                      $  3,659,915   $  3,794,050    $  3,920,369   $  4,049,466   $  4,170,950  $  4,296,079

OPERATING EXPENSES:
        Taxes                               $    447,064   $    460,476    $    474,290   $    488,519   $    503,174  $    518,270
        Insurance                           $    102,664   $    105,744    $    108,916   $    112,184   $    115,549  $    119,016
        Utilities                           $    229,600   $    236,488    $    243,583   $    250,890   $    258,417  $    266,169
        Repair & Maintenance                $    147,600   $    152,028    $    156,589   $    161,287   $    166,125  $    171,109
        Cleaning                            $     65,600   $     67,568    $     69,595   $     71,683   $     73,833  $     76,048
        Landscaping                         $     41,000   $     42,230    $     43,497   $     44,802   $     46,146  $     47,530
        Security                            $          0   $          0    $          0   $          0   $          0  $          0
        Marketing & Leasing                 $     21,320   $     21,960    $     22,618   $     23,297   $     23,996  $     24,716
        General Administrative              $    213,200   $    219,596    $    226,184   $    232,969   $    239,958  $    247,157
        Management                          $    182,996   $    189,703    $    196,018   $    202,473   $    208,548  $    214,804
        Miscellaneous                       $     27,880   $     28,716    $     29,578   $     30,465   $     31,379  $     32,321

                                            ---------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                    $  1,478,924   $  1,524,508    $  1,570,868   $  1,618,569   $  1,667,126  $  1,717,140

        Reserves                            $     82,000   $     84,460    $     86,994   $     89,604   $     92,292  $     95,060

                                            ---------------------------------------------------------------------------------------
NET OPERATING INCOME                        $  2,098,991   $  2,185,082    $  2,262,506   $  2,341,294   $  2,411,533  $  2,483,879
                                            =======================================================================================
        Operating Expense Ratio (% of EGI)          40.4%          40.2%           40.1%          40.0%          40.0%         40.0%
        Operating Expense Per Unit          $      4,509   $      4,648    $      4,789   $      4,935   $      5,083  $      5,235
                                                            HUNTERS GLEN APARTMENTS VI
                                                            --------------------------
                  YEAR                        APR-2010       APR-2011        APR-2012       APR-2013       APR-2014
               FISCAL YEAR                       7              8                9             10             11
               -----------                  ------------   ------------    ------------   ------------   ------------
REVENUE
        Base Rent                           $  4,323,921   $  4,453,639    $  4,587,248   $  4,724,866   $  4,866,611

        Vacancy                             $    172,957   $    178,146    $    183,490   $    188,995   $    194,664
        Credit Loss                         $     43,239   $     44,536    $     45,872   $     47,249   $     48,666
        Concessions                         $          0   $          0    $          0   $          0   $          0
                                            -------------------------------------------------------------------------
          Subtotal                          $    216,196   $    222,682    $    229,362   $    236,243   $    243,331

        Laundry Income                      $     58,747   $     60,510    $     62,325   $     64,195   $     66,121
        Garage Revenue                      $          0   $          0    $          0   $          0   $          0
        Other Misc. Revenue                 $    258,488   $    266,243    $    274,230   $    282,457   $    290,931
                                            -------------------------------------------------------------------------
            Subtotal Other Income           $    317,236   $    326,753    $    336,555   $    346,652   $    357,052

                                            -------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                      $  4,424,961   $  4,557,710    $  4,694,441   $  4,835,274   $  4,980,333

OPERATING EXPENSES:
        Taxes                               $    533,818   $    549,832    $    566,327   $    583,317   $    600,817
        Insurance                           $    122,586   $    126,264    $    130,052   $    133,953   $    137,972
        Utilities                           $    274,154   $    282,379    $    290,850   $    299,576   $    308,563
        Repair & Maintenance                $    176,242   $    181,529    $    186,975   $    192,585   $    198,362
        Cleaning                            $     78,330   $     80,680    $     83,100   $     85,593   $     88,161
        Landscaping                         $     48,956   $     50,425    $     51,938   $     53,496   $     55,101
        Security                            $          0   $          0    $          0   $          0   $          0
        Marketing & Leasing                 $     25,457   $     26,221    $     27,008   $     27,818   $     28,652
        General Administrative              $    254,572   $    262,209    $    270,075   $    278,178   $    286,523
        Management                          $    221,248   $    227,885    $    234,722   $    241,764   $    249,017
        Miscellaneous                       $     33,290   $     34,289    $     35,318   $     36,377   $     37,468

                                            -------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                    $  1,768,654   $  1,821,713    $  1,876,365   $  1,932,656   $  1,990,635

        Reserves                            $     97,912   $    100,850    $    103,875   $    106,991   $    110,201

                                            -------------------------------------------------------------------------
NET OPERATING INCOME                        $  2,558,395   $  2,635,147    $  2,714,201   $  2,795,627   $  2,879,496
                                            =========================================================================
        Operating Expense Ratio (% of EGI)          40.0%          40.0%           40.0%          40.0%          40.0%
        Operating Expense Per Unit          $      5,392   $      5,554    $      5,721   $      5,892   $      6,069

Estimated Stabilized NOI       $ 2,142,615    Sales Expense Rate    2.00%
Months to Stabilized                     1    Discount Rate        11.00%
Stabilized Occupancy                  96.0%   Terminal Cap Rate     9.00%

Gross Residual Sale Price      $ 31,994,400    Deferred Maintenance      $           0
  Less: Sales Expense          $    639,888    Add: Excess Land          $           0
                               ------------
Net Residual Sale Price        $ 31,354,512    Other Adjustments         $           0
                                                                         -------------
PV of Reversion                $ 11,042,572    Value Indicated By "DCF"  $  25,997,708
Add: NPV of NOI                $ 14,955,136             Rounded          $  26,000,000
                               ------------
PV Total                       $ 25,997,708

                                                          "DCF" VALUE SENSITIVITY TABLE
                                                          -----------------------------
                                                                  DISCOUNT RATE
                                 -------------------------------------------------------------------------------
       TOTAL VALUE                  10.50%        10.75%             11.00%             11.25%         11.50%
---------------------------      -----------   -----------         -----------        -----------    -----------
                       8.50%     $27,549,279   $27,093,264         $26,647,272        $26,211,048    $25,784,347
                       8.75%     $27,199,791   $26,751,585         $26,313,211        $25,884,419    $25,464,968
TERMINAL CAP RATE      9.00%     $26,869,718   $26,428,888         $25,997,708        $25,575,935    $25,163,331
                       9.25%     $26,557,488   $26,123,635         $25,699,261        $25,284,127    $24,878,000
                       9.50%     $26,261,690   $25,834,447         $25,416,520        $25,007,676    $24,607,686

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $68,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                           HUNTERS GLEN APARTMENTS VI

                                                                TOTAL       PER Sq. Ft.    PER UNIT     %OF EGI
                                                             --------------------------------------------------
REVENUE
        Base Rent                                            $ 3,621,216    $     15.38    $  11,040

        Less: Vacancy & Collection Loss          5.00%       $   181,061    $      0.77    $     552

        Plus: Other Income
            Laundry Income                                   $    49,200    $      0.21    $     150       1.33%
            Garage Revenue                                   $         0    $      0.00    $       0       0.00%
            Other Misc. Revenue                              $   216,480    $      0.92    $     660       5.84%
                                                             --------------------------------------------------
                Subtotal Other Income                        $   265,680    $      1.13    $     810       7.17%

EFFECTIVE GROSS INCOME                                       $ 3,705,835    $     15.74    $  11,298

OPERATING EXPENSES:
        Taxes                                                $   447,064    $      1.90    $   1,363      12.06%
        Insurance                                            $   102,664    $      0.44    $     313       2.77%
        Utilities                                            $   229,600    $      0.98    $     700       6.20%
        Repair & Maintenance                                 $   147,600    $      0.63    $     450       3.98%
        Cleaning                                             $    65,600    $      0.28    $     200       1.77%
        Landscaping                                          $    41,000    $      0.17    $     125       1.11%
        Security                                             $         0    $      0.00    $       0       0.00%
        Marketing & Leasing                                  $    21,320    $      0.09    $      65       0.58%
        General Administrative                               $   213,200    $      0.91    $     650       5.75%
        Management                               5.00%       $   185,292    $      0.79    $     565       5.00%
        Miscellaneous                                        $    27,880    $      0.12    $      85       0.75%

TOTAL OPERATING EXPENSES                                     $ 1,481,220    $      6.29    $   4,516      39.97%

        Reserves                                             $    82,000    $      0.35    $     250       2.21%

                                                             --------------------------------------------------
NET OPERATING INCOME                                         $ 2,142,615    $      9.10    $   6,532      57.82%

        "GOING IN" CAPITALIZATION RATE                              8.00%

        VALUE INDICATION                                     $26,782,693    $    113.74    $  81,655

        PV OF CONCESSIONS                                   ($    68,000)

        "AS IS" VALUE INDICATION
            (DIRECT CAPITALIZATION APPROACH)                 $26,714,693

                                    ROUNDED                  $26,700,000    $    113.39    $  81,402

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE               VALUE           ROUNDED         $/UNIT          $/SF
--------               -----           -------         ------          ----
  7.25%             $29,485,316      $29,500,000       $89,939        $125.28
  7.50%             $28,500,206      $28,500,000       $86,890        $121.03
  7.75%             $27,578,651      $27,600,000       $84,146        $117.21
  8.00%             $26,714,693      $26,700,000       $81,402        $113.39
  8.25%             $25,903,096      $25,900,000       $78,963        $109.99
  8.50%             $25,139,240      $25,100,000       $76,524        $106.59
  8.75%             $24,419,034      $24,400,000       $74,390        $103.62



CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $26,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

             Discounted Cash Flow Analysis              $26,000,000
             Direct Capitalization Method               $26,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $26,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                  Not Utilized
Sales Comparison Approach      $27,500,000
Income Approach                $26,500,000
Reconciled Value               $27,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 3, 2003 the market value of the fee simple estate in the property is:

                                   $27,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HUNTERS GLEN APARTMENTS VI,PLAINSBORO, NEW JERSEY

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                              SUBJECT PHOTOGRAPHS

       [PICTURE]                              [PICTURE]
       EXTERIOR                               POOL AREA

       [PICTURE]                              [PICTURE]
     KITCHEN AREA                      INTERIOR - APARTMENT UNIT

       [PICTURE]                              [PICTURE]
       INTERIOR                             LAUNDRY AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1           COMPARABLE I-2               COMPARABLE I-3
 HILLCREST APARTMENTS    TENBY CHASE APARTMENTS    TANGLEWOOD TERRACE APARTMENTS
  617 Hilltop Drive      193 Tenby Chase Drive             42 Lenox Court
Bordentown, New Jersey     Delran, New Jersey          Piscataway, New Jersey
     [PICTURE]                 [PICTURE]                     [PICTURE]

      COMPARABLE I-4
    STEWARD'S CROSSING
100 Steward's Crossing Way
  Lawrence Township, NJ
        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                              COMPARABLE
         DESCRIPTION                               SUBJECT                                      R - 1
         -----------                               -------                                    ----------
  Property Name                   Hunters Glen Apartments VI                   Ravens Crest
  Management Company              AIMCO                                        Equity Residential
LOCATION:
  Address                         1109 Hunter Glen Drive                       32-17 Ravens Crest Drive
  City, State                     Plainsboro, New Jersey                       Plainsboro, NJ
  County                          Middlesex                                    Middlesex
  Proximity to Subject                                                         Within 1 mile of of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          235,480                                      583,176
  Year Built                      1977                                         1985
  Effective Age                   24                                           12
  Building Structure Type                                                      Wood Frame
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                         Open
  Number of Units                 328                                          704
  Unit Mix:                                 Type         Unit Qty.  Mo. Rent            Type         Unit   Qty.    Mo.
                                  1 1 Bedroom, 1 Bath    675  264    $  845    1 1 Bedroom, 1 Bath     675  176  $1,025
                                  2 2 Bedroom, 1 Bath    855   32    $1,124    1 1 Bedroom, 1 Bath     772  176  $1,120
                                  3 2 Bedroom, 1.5 Bath  935   32    $1,155    2 2 Bedroom, 1 Bath     880  184  $1,295
                                                                               3 2 Bedroom, 2 Bath     939   40  $1,460
                                                                               3 2 Bedroom, 2 Bath     952   48  $1,505
                                                                                 2 Bedroom, 2 Bath     982   48  $1,495
                                                                                 2 Bedroom, 2 Bath   1,131   32  $1,635
  Average Unit Size (SF)          718                                          828
  Unit Breakdown:                    Efficiency            2-Bedroom                 Efficiency    0%    2-Bedroom    50%
                                     1-Bedroom             3-Bedroom                 1-Bedroom    50%    3-Bedroom
CONDITION:                                                                        Good
APPEAL:                                                                           Good
AMENITIES:
  Unit Amenities                        Attach. Garage        Vaulted Ceiling           Attach. Garage     Vaulted Ceiling
                                     X  Balcony                                      X  Balcony
                                        Fireplace                                    X  Fireplace
                                     X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                        Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi        Car Wash
                                        Basketball Court      BBQ Equipment             Basketball Court   BBQ Equipment
                                     X  Volleyball Court      Theater Room              Volleyball Court   Theater Room
                                        Sand Volley Ball    X Meeting Hall              Sand Volley Ball   Meeting Hall
                                     X  Tennis Court          Secured Parking        X  Tennis Court       Secured Parking
                                        Racquet Ball        X Laundry Room              Racquet Ball       Laundry Room
                                     X  Jogging Track         Business Office           Jogging Track      Business Office
                                     X  Gym Room                                        Gym Room
                                     X  Golf Course                                     Golf Course

OCCUPANCY:                        90%                                          96%
LEASING DATA:
  Available Leasing Terms                                                      11 to 13 months
  Concessions                                                                  $310 off 1st month's rent
  Pet Deposit                                                                  $125 deposit plus $20/month
  Utilities Paid by Tenant:             Electric              Natural Gas         X   Electric          X  Natural Gas
                                        Water                 Trash               X   Water                Trash
  Confirmation                                                                 Sandra Russell
  Telephone Number                                                             609-275-0490
NOTES:

  COMPARISON TO SUBJECT:                                                       Similar

                                                 COMPARABLE                              COMPARABLE
         DESCRIPTION                               R - 2                                   R - 3
         -----------                             ----------                              ----------
  Property Name                   Quail Ridge                              Pheasant Hollow
  Management Company              Westminster Mgmt.                        Westminster Mgmt.
LOCATION:
  Address                         3301 Quail Ridge Drive                   19-12 Pheasant Hollow Drive
  City, State                     Plainsboro, NJ                           Plainsboro, NJ
  County                          Middlesex                                Middlesex
  Proximity to Subject            Within 1.5 miles of the subject          Within 2 miles of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          747,672                                  330,463
  Year Built                      1981                                     1981
  Effective Age                   15                                       15
  Building Structure Type         Wood Fram                                Wood Frame
  Parking Type (Gr., Cov., etc.)  Open                                     Open
  Number of Units                 1,032                                    440
  Unit Mix:                                 Type       Unit  Qty.    Mo.          Type          Unit  Qty.    Mo.
                                      Studio            502  132   $  825  1 1 Bedroom, 1 Bath   640  221   $  899
                                  1 1 Bedroom, 1 Bath   647  484   $  950  2 2 Bedroom, 1 Bath   854  152   $1,149
                                  2 2 Bedroom, 1 Bath   854  188   $1,199  3 2 Bedroom, 1 Bath   911   65   $1,249
                                  3 2 Bedroom, 2 Bath   911  228   $1,299

  Average Unit Size (SF)          724                                      754
  Unit Breakdown:                   Efficiency  13%  2-Bedroom   40%         Efficiency               2-Bedroom 49%
                                    1-Bedroom   47%  3-Bedroom               1-Bedroom       50%      3-Bedroom
CONDITION:                        Good                                     Good
APPEAL:                           Good                                     Good
AMENITIES:
  Unit Amenities                       Attach. Garage       Vaulted Ceiling       Attach. Garage             Vaulted Ceiling
                                    X  Balcony                                 X  Balcony
                                    X  Fireplace                                  Fireplace
                                    X  Cable TV Ready                          X  Cable TV Ready
  Project Amenities                 X  Swimming Pool                           X  Swimming Pool
                                       Spa/Jacuzzi          Car Wash              Spa/Jacuzzi                Car Wash
                                       Basketball Court     BBQ Equipment         Basketball Court           BBQ Equipment
                                       Volleyball Court     Theater Room          Volleyball Court           Theater Room
                                       Sand Volley Ball     Meeting Hall          Sand Volley Ball           Meeting Hall
                                       Tennis Court         Secured Parking    X  Tennis Court               Secured Parking
                                       Racquet Ball       X Laundry Room          Racquet Ball             X Laundry Room
                                       Jogging Track        Business Office       Jogging Track              Business Office
                                       Gym Room                                X  Gym Room
                                       Golf Course                                Golf Course

OCCUPANCY:                        95%                                      97%
LEASING DATA:
  Available Leasing Terms         6 mos. Minimum, and 12 month lease terms 6 months and 12 months
  Concessions                     $50 to $125 off 1st month's rent         $100 off 1st months rent on selected units
  Pet Deposit                     $200 deposit plus $25/month              $200 deposit plus $25/month
  Utilities Paid by Tenant:         X  Electric             Natural Gas        X  Electric                   Natural Gas
                                    X  Water                Trash              X  Water                      Trash
  Confirmation                    Jen                                      Leasing Agent
  Telephone Number                609-799-5727                             609-799-3510
NOTES:

  COMPARISON TO SUBJECT:          Similar                                  Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1             COMPARABLE R-2             COMPARABLE R-3
     RAVENS CREST               QUAIL RIDGE               PHEASANT HOLLOW
32-17 Ravens Crest Drive   3301 Quail Ridge Drive    19-12 Pheasant Hollow Drive
    Plainsboro, NJ             Plainsboro, NJ            Plainsboro, NJ
      [PICTURE]                  [PICTURE]                  [PICTURE]

        N/A                         N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Marilyn Davis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                     -s- Brian Johnson
                                     -----------------
                                         Brian Johnson, MAI
                                    Managing Principal, Real Estate Group
                                New Jersey State Certified General Real Estate
                                       Appraiser #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                                         F. BRIAN JOHNSON, MAI
                                  MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

        Valuation                 Mr. Johnson has completed appraisals for
                                  securitization and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                                  Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

        Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

        Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION                         Fairleigh Dickinson
                                     Bachelor of Science - Finance

STATE CERTIFICATIONS              State of New Jersey, General Appraiser,
                                    #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

PROFESSIONAL AFFILIATIONS             Appraisal Institute, MAI Designated Member

VALUATION AND                         Several courses are completed on an annual
  SPECIAL COURSES                     basis as part of the continuing education
                                      requirements of the Appraisal Institute.
                                      In addition, Mr. Johnson attends real
                                      estate and financial industry-related
                                      conferences and seminars.

PUBLICATIONS                          "Operational Items to Consider When
                                      Appraising a Regional Mall," Appraisal
                                      Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
HUNTERS GLEN APARTMENTS VI, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.